UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2009

DesignLine Corporation
(Exact name of registrant as specified in its charter)

Delaware	333-148735	27-1263294
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2309 Nevada Boulevard Charlotte, North Carolina	28273
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 704-494-7800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 10, 2009, we executed a second amendment (the “Second Amendment”), dated as of December 2, 2009, to our current banking facilities in the United States that extended all maturity dates to January 15, 2010, amended certain covenants and waived prior defaults.

As previously reported in our Current Report on Form 8-K dated October 22, 2009, we have a $7.0 million revolving credit facility secured by substantially all of our U.S. assets (the “Credit Facility”) and an $800,000 term loan secured by two hybrid transit vehicles (the “Term Loan” and, together with the Credit Facility, the “Facilities”) from our U.S. lender (the “Bank”). Additionally, we have three letters of credit issued by the Bank in the amounts of approximately $4.2 million, $500,000 and $448,000, respectively (the “Letters of Credit’), of which approximately $4.2 million is secured by cash on deposit with the Bank.

The amended Credit Facility continues to bear a floating interest rate based on the 30-day LIBOR rate plus a margin of 7.0% per annum. The amended Term Loan also continues to bear a fixed rate of interest of 8.0% per annum. All amounts borrowed under the Facilities and reimbursement obligations in respect of the Letters of Credit remain secured and cross-collateralized by general security interests on substantially all of our U.S. assets. The Second Amendment contains customary representations and warranties for amendments of this type and modifies or adds certain affirmative and negative covenants and events of default, including certain reporting and notice requirements, certain mandatory prepayments upon reduction of letter of credit, certain limitations on cash expenditures and certain new capital requirements (including the requirement to obtain either debt or equity sufficient to repay/refinance all banking facilities by the Maturity Date).

On December 15, 2009, we received an additional capital contribution of $2,000,000 from existing investors. Under the terms of the Second Amendment, we used $1,000,000 of the new capital contribution to prepay a portion of the principal balance of the Facilities.

Also on December 15, 2009, our Chief Executive Officer and a director made cash payments directly to the Bank in the aggregate amount of $1.65 million in full satisfaction of their respective obligations under the terms of their guaranties, which payments were applied to reduce the principal balance of the Facilities.

As a result of the foregoing, the total principal amount of indebtedness outstanding under the Facilities is approximately $4.7 million as of December 16, 2009. After giving effect to the above transactions, we have one stockholder guaranty in the amount of $400,000 (which was executed in connection with the first amendment to the Facilities in October 2009) remaining to provide credit support through the date the Facilities are repaid in full. In addition, assuming our Credit Facility is not repaid or refinanced before any portion of the $4.2 million is released then 100% of such released funds will be applied to reduce our obligations under the Credit Facility. Satisfaction of the conditions for release of the $4.2 million Letter of Credit will also result in the subsequent release of the $448,000 Letter of Credit.

We intend to repay the Facilities in full by means of a replacement facility and/or with additional capital we raise in the future, although we can offer no assurances in that regard. Our failure to comply with our Facilities or to repay or refinance them when they become due could have a material adverse effect on our business, results of operations and financial condition.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DesignLine Corporation

Dated: December 16, 2009

By:   /s/ Brad C. Glosson
Brad C. Glosson
Chief Executive Officer

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